Exhibit 99.1

Allison Transmission Announces Fourth Quarter and Full Year 2021 Results

*	Fourth Quarter Net Sales of $644 million, up 20% year over year

*	Fourth Quarter Net Income of $118 million, up 97% year over year

*	Fourth Quarter Diluted EPS of $1.15, up 117% year over year

*	Full Year Net Sales of $2,402 million, up 15%

*	Full Year Net Income of $442 million, up 48%

*	Full Year Diluted EPS of $4.13, up 58%

*	$513 million of outstanding shares repurchased in FY2021, or 12% of outstanding shares

INDIANAPOLIS, February 16, 2022 – Allison Transmission Holdings Inc. (NYSE: ALSN), a leading designer and manufacturer of conventional and electrified vehicle propulsion solutions and the largest global manufacturer of medium- and heavy-duty fully automatic transmissions for commercial and defense vehicles, today reported a 20 percent increase in net sales from the same period in 2020, and a 14 percent increase from the third quarter of 2021, resulting in the strongest revenue quarter of the year, as production accelerated to meet robust customer demand.

David S. Graziosi, Chairman and Chief Executive Officer of Allison Transmission commented, “2021 was another notable year for Allison’s growth objectives. Net sales accelerated in the fourth quarter, largely driven by a strong recovery to pre-pandemic levels in the Outside North America On-Highway end market. In fact, fourth quarter net sales were up sequentially across all of our end markets, as our global customers and partners worked diligently to meet global demand. I am proud of the Allison team’s continued execution and strong performance, and excited about the future, as we continue to fund growth initiatives that will drive further success and are aligned with our long-term strategy of continuous global market leadership expansion.”

Graziosi continued, “We recently announced an investment in Autotech Ventures, a venture capital firm that’s helping to pave the way for the next frontier of mobility. Autotech invests in and provides consulting services to early-stage transport technology start-ups focused on connectivity, autonomy, sharing, electrification and digitization in the transport tech space. This partnership will significantly enhance our efforts to identify strategic opportunities and continue investing in innovative companies.

Lastly, our prudent and well-defined approach to capital allocation continues to have a meaningful impact on earnings per share. In 2021, we settled over $500 million of share repurchases, representing 12 percent of shares outstanding as of December 31, 2020. During each of the last five years we have repurchased on average, 10 percent of outstanding shares annually, while simultaneously increasing EPS by more than 200 percent in aggregate.”

Fourth Quarter Financial Highlights

Year-over-year results were led by a 38 percent increase in net sales in the Outside North America On-Highway end market principally driven by strong customer demand in Asia and the persistent execution of growth initiatives. Year-over-year results were further led by a $26 million increase in net sales in the North America Off-Highway end market driven by improving demand for hydraulic fracturing applications, a $24 million increase in net sales in the Outside North America Off-Highway end market driven by higher demand in the energy, mining and construction sectors and a 19 percent increase in net sales in the Service Parts, Support Equipment and Other end market principally driven by increased demand for North America On-Highway service parts and global support equipment, and price increases on certain products.

Net sales for the quarter were $644 million. Net income for the quarter was $118 million. Diluted EPS for the quarter was $1.15. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $220 million. Net cash provided by operating activities for the quarter was $168 million. Adjusted free cash flow, a non-GAAP financial measure, for the quarter was $105 million.

Fourth Quarter Net Sales by End Market

End Market	Q4 2021 Net Sales ($M)	Q4 2020 Net Sales ($M)	% Variance
North America On-Highway	$281	$284	(1%)
North America Off-Highway	$27	$1	2,600%
Defense	$54	$44	23%
Outside North America On-Highway	$106	$77	38%
Outside North America Off-Highway	$35	$11	218%
Service Parts, Support Equipment & Other	$141	$118	19%
Total Net Sales	$644	$535	20%

Fourth Quarter Financial Results

Gross profit for the quarter was $305 million, an increase of 21 percent from $253 million for the same period in 2020. Gross margin for the quarter was 47.4 percent, an increase of 10 basis points from a gross margin of 47.3 percent for the same period in 2020. The increase in gross profit was principally driven by higher net sales and price increases on certain products partially offset by unfavorable material costs and higher manufacturing expense commensurate with higher net sales.

Selling, general and administrative expenses for the quarter were $79 million, a decrease of $1 million from $80 million for the same period in 2020. The decrease was principally driven by unfavorable 2020 product warranty adjustments that did not reoccur in 2021 partially offset by higher commercial activities spending.

Engineering – research and development expenses for the quarter were $50 million, an increase of $10 million from $40 million for the same period in 2020. The increase was principally driven by increased product initiatives spending.

Net income for the quarter was $118 million, an increase of $58 million from $60 million for the same period in 2020. The increase was principally driven by higher gross profit and expenses related to the long-term debt refinancing in November 2020 that did not reoccur in 2021 partially offset by increased product initiatives spending.

Net cash provided by operating activities was $168 million, an increase of $9 million from $159 million for the same period in 2020. The increase was principally driven by higher gross profit and lower cash interest expense partially offset by higher operating working capital requirements and increased product initiatives spending.

Fourth Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $220 million, an increase of $34 million from $186 million for the same period in 2020. The increase in Adjusted EBITDA was principally driven by higher gross profit partially offset by increased product initiatives spending.

Adjusted free cash flow for the quarter was $105 million, a decrease of $23 million from $128 million for the same period in 2020. The decrease was principally driven by increased capital expenditures partially offset by higher net cash provided by operating activities.

Full Year 2022 Guidance

Allison expects 2022 Net Sales in the range of $2,625 to $2,775 million, Net Income in the range of $430 to $520 million, Adjusted EBITDA in the range of $865 to $975 million, Net Cash Provided by Operating Activities in the range of $570 to $680 million, Adjusted Free Cash Flow in the range of $400 to $500 million and Capital Expenditures in the range of $170 to $180 million.

Our 2022 net sales guidance reflects higher demand in the Global On-Highway, Global Off-Highway and Service Parts, Support Equipment & Other end markets as a result of the ongoing global economic recovery, continued strength in customer demand and price increases on certain products. Our full year 2022 guidance also reflects a 10% increase in engineering – research and development expenses to fund product development initiatives in support of organic growth across all of our end markets.

Conference Call and Webcast

The company will host a conference call at 5:00 p.m. ET on Wednesday, February 16 to discuss its fourth quarter 2021 results. The dial-in phone number for the conference call is 1-877-425-9470 and the international dial-in number is 1-201-389-0878. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 8:00 p.m. ET on February 16 until 11:59 p.m. ET on February 23. The replay dial-in phone number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13725642.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is a leading designer and manufacturer of vehicle propulsion solutions for commercial and defense vehicles, the largest global manufacturer of medium- and heavy-duty fully automatic transmissions, and a leader in electrified propulsion systems that Improve the Way the World Works. Allison products are used in a wide variety of applications, including on-highway trucks (distribution, refuse, construction, fire and emergency), buses (school, transit and coach), motorhomes, off-highway vehicles and equipment (energy, mining and construction applications) and defense vehicles (tactical wheeled and tracked). Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA. With a presence in more than 150 countries, Allison has regional headquarters in the Netherlands, China and Brazil, manufacturing facilities in the USA, Hungary and India, as well as global engineering resources, including electrification engineering centers in Indianapolis, Indiana, Auburn Hills, Michigan and London in the United Kingdom. Allison also has more than 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: the duration and spread of the COVID-19 pandemic, including new variants of the virus and the pace and availability of vaccines and boosters, mitigating efforts deployed by government agencies and the public at large, and the overall impact from such outbreak on economic conditions, financial market volatility and our business, including but not limited to the operations of our manufacturing and other facilities, the availability of labor, our supply chain, our distribution processes and demand for our products and the corresponding impacts to our net sales and cash flow; increases in cost, disruption of supply or shortage of labor, freight, raw materials or components used to manufacture or transport our products or those of our customers or suppliers, including as a result of the COVID-19 pandemic; our participation in markets that are competitive; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs, including with respect to electric hybrid and fully electric commercial vehicles; the highly cyclical industries in which certain of our end users operate; uncertainty in the global regulatory and business environments in which we operate; the concentration of our net sales in our top five customers and the loss of any one of these; the failure of markets outside North America to increase adoption of fully automatic transmissions; the success of our research and development efforts, the outcome of which is uncertain; U.S. and foreign defense spending; risks associated with our international operations, including increased trade protectionism; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to identify, consummate and effectively integrate acquisitions and collaborations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers or suppliers; risks related to our indebtedness; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results and forward-looking estimates of financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

We use Adjusted EBITDA and Adjusted EBITDA as a percent of net sales to measure our operating profitability. We believe that Adjusted EBITDA and Adjusted EBITDA as a percent of net sales provide management, investors and creditors with useful measures of the operational results of our business and increase the period-to-period comparability of our operating profitability and comparability with other companies. Adjusted EBITDA as a percent of net sales is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted EBITDA is Net income. The most directly comparable GAAP measure to Adjusted EBITDA as a percent of net sales is Net Income as a percent of net sales. Adjusted EBITDA is calculated as the earnings before interest expense, net, income tax expense, amortization of intangible assets, depreciation of property, plant and equipment and other adjustments as defined by Allison Transmission, Inc.’s, the Company’s wholly-owned subsidiary, Second Amended and Restated Credit Agreement. Adjusted EBITDA as a percent of net sales is calculated as Adjusted EBITDA divided by net sales.

We use Adjusted Free Cash Flow to evaluate the amount of cash generated by our business that, after the capital investment needed to maintain and grow our business and certain mandatory debt service requirements, can be used for the repayment of debt, stockholder distributions and strategic opportunities, including investing in our business. We believe that Adjusted Free Cash Flow enhances the understanding of the cash flows of our business for management, investors and creditors. Adjusted Free Cash Flow is also used in the calculation of management’s incentive compensation program. The most directly comparable GAAP measure to Adjusted Free Cash Flow is Net cash provided by operating activities. Adjusted Free Cash Flow is calculated as Net cash provided by operating activities, excluding non-recurring restructuring charges, after additions of long-lived assets.

Attachments

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

Contacts

Raymond Posadas

Managing Director, Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Net sales	$644	$535	$2,402	$2,081
Cost of sales	339	282	1,257	1,083

Gross profit	305	253	1,145	998
Selling, general and administrative	79	80	305	317
Engineering - research and development	50	40	171	147

Operating income	176	133	669	534
Interest expense, net	(29)	(37)	(116)	(137)
Other income (expense), net	7	(12)	19	(4)

Income before income taxes	154	84	572	393
Income tax expense	(36)	(24)	(130)	(94)

Net income	$118	$60	$442	$299

Basic earnings per share attributable to common stockholders	$1.16	$0.54	$4.13	$2.62

Diluted earnings per share attributable to common stockholders	$1.15	$0.53	$4.13	$2.62

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$127	$310
Accounts receivable, net	301	228
Inventories	204	181
Other current assets	39	37

Total Current Assets	671	756
Property, plant and equipment, net	706	638
Intangible assets, net	917	963
Goodwill	2,064	2,064
Other non-current assets	99	56

TOTAL ASSETS	$4,457	$4,477

LIABILITIES
Current Liabilities
Accounts payable	$179	$157
Product warranty liability	33	36
Current portion of long-term debt	6	6
Deferred revenue	37	34
Other current liabilities	204	140

Total Current Liabilities	459	373
Product warranty liability	20	30
Deferred revenue	99	109
Long-term debt	2,504	2,507
Deferred income taxes	514	442
Other non-current liabilities	227	260

TOTAL LIABILITIES	3,823	3,721
TOTAL STOCKHOLDERS’ EQUITY	634	756

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,457	$4,477

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$168	$159	$635	$561
Net cash used for investing activities (a)	(93)	(31)	(212)	(111)
Net cash used for financing activities	(208)	(72)	(604)	(335)
Effect of exchange rate changes on cash	(1)	3	(2)	3

Net (decrease) increase in cash and cash equivalents	(134)	59	(183)	118
Cash and cash equivalents at beginning of period	261	251	310	192

Cash and cash equivalents at end of period	$127	$310	$127	$310
Supplemental disclosures:
Interest paid	$31	$63	$103	$136
Income taxes paid	$12	$13	$60	$26

(a) Additions of long-lived assets	$(63)	$(31)	$(175)	$(115)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Net income (GAAP)	$118	$60	$442	$299
plus:
Income tax expense	36	24	130	94
Interest expense, net	29	37	116	137
Depreciation of property, plant and equipment	27	25	104	96
Amortization of intangible assets	11	12	46	52
Stock-based compensation expense (a)	3	6	14	17
Unrealized gain on marketable securities (b)	(4)	—	(4)	—
Technology-related investments gain (c)	—	—	(3)	—
UAW Local 933 retirement incentive (d)	(1)	7	(2)	7
Acquisition-related earnouts (e)	—	—	1	1
Unrealized loss on foreign exchange (f)	1	—	—	2
Restructuring charges (g)	—	2	—	14
Expenses related to long-term debt refinancing (h)	—	13	—	13

Adjusted EBITDA (Non-GAAP)	$220	$186	$844	$732

Net sales (GAAP)	$644	$535	$2,402	$2,081
Net income as a percent of net sales (GAAP)	18.3%	11.2%	18.4%	14.4%
Adjusted EBITDA as a percent of net sales (Non-GAAP)	34.2%	34.8%	35.1%	35.2%
Net cash provided by operating activities (GAAP)	$168	$159	$635	$561
Deductions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(63)	(31)	(175)	(115)
Restructuring charges (g)	—	—	—	12

Adjusted free cash flow (Non-GAAP)	$105	$128	$460	$458

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(b)	Represents a gain (recorded in Other income (expense), net) related to an investment in the common stock of Jing-Jin Electric Technologies Co. Ltd.
(c)	Represents gains (recorded in Other income (expense), net) related to investments in co-development agreements to expand our position in transmission technologies.
(d)

Represents (adjustments) charges (recorded in Cost of sales) related to a 2018 to 2021 retirement incentive program for certain employees represented by the International Union, United Automobile, Aerospace and Agriculture Implement Workers of America (“UAW”) pursuant to the UAW Local 933 collective bargaining agreement effective through November 2023.

(e)	Represents expenses (recorded in Selling, general and administrative and Engineering – research and development) for earnouts related to our acquisition of Vantage Power Limited.
(f)	Represents losses (recorded in Other income (expense), net) on intercompany financing transactions related to investments in plant assets for our India facility.
(g)

Represents restructuring and pension plan settlement charges (recorded in Cost of sales, Selling, general and administrative, Engineering – research and development, and Other income (expense), net) related to voluntary and involuntary separation programs for hourly and salaried employees in 2020.

(h)	Represents expenses (recorded in Other income (expense), net) related to the redemption of Allison Transmission Inc.’s 5.0% Senior Notes due September 2024 in the fourth quarter of 2020.

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year Guidance

(Unaudited, dollars in millions)

	Guidance Year Ending December 31, 2022
	Low	High
Net Income (GAAP)	$430	$520
plus:

Depreciation and amortization	165	165
Income tax expense	132	152
Interest expense, net	119	119
Stock-based compensation expense (a)	19	19

Adjusted EBITDA (Non-GAAP)	$865	$975

Net Cash Provided by Operating Activities (GAAP)	$570	$680
(Deductions) to Reconcile to Adjusted Free Cash Flow:
Additions of long-live assets	$(170)	$(180)

Adjusted Free Cash Flow (Non-GAAP)	$400	$500

(a)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).